As filed with the Securities and Exchange Commission on October 4, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

BioVie Inc.

(Exact name of registrant as specified in its charter)

Nevada	46-2510769
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2120 Colorado Avenue, #230
Santa Monica, California 90404
(310) 444-4300

(Address of principal executive offices, including zip code)

BioVie Inc. 2019 Omnibus Equity Incentive Plan

(Full title of the plan)

Cuong Do

Chief Executive Officer

℅ BioVie Inc.
2120 Colorado Avenue, #230
Santa Monica, California 90404
(310) 444-4300
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq. Norwood P. Beveridge, Jr., Esq. Lili Taheri, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000 — Telephone (212) 407-4990 — Facsimile

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller reporting company	☒
Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, par value $0.0001 per share, currently subject to outstanding options	2,043,069 (2)	$9.61 (2)	$19,629,344.81 (2)	$1,819.64
Class A common stock, par value $0.0001 per share, currently subject to outstanding restricted stock units (“RSUs”)	58,759 (3)	$6.78 (3)	$398,092.23 (3)	$36.90
Class A common stock, par value $0.0001 per share reserved for future grants	5,129,772 (4)	$6.78(4)	$34,754,205.30 (4)	$3,221.71
TOTAL	—	—	$54,781,642.34	$5,078.26
(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued pursuant to the anti-dilution adjustment provisions of the BioVie Inc. 2019 Omnibus Equity Incentive Plan (“Omnibus Plan”).
(2)	These shares of Class A Common Stock to be registered represent shares issuable upon exercise of currently outstanding options under the Omnibus Plan. Pursuant to Rule 457(h)(1), the proposed maximum offering price per share is the weighted average exercise price of such outstanding options and the proposed maximum aggregate offering price and the related portion of the aggregate registration fee in respect of the shares underlying such options is calculated based on the product of the 2,189,319 shares issuable upon the exercise of outstanding options under the Omnibus Plan and the weighted average exercise price of $9.61, based on exercise prices varying from $7.74 per share to $13.91 per share.
(3)	These shares of Class A Common Stock to be registered represent shares subject to currently outstanding RSUs under the Omnibus Plan. Pursuant to Rule 457(h)(1) and Rule 457(c), the proposed maximum offering price, per share and in the aggregate, and the related portion of the aggregate registration fee in respect of the shares subject to such RSUs were determined upon the basis of the average of the high price of $6.99 and the low price of $6.56 of the Registrant’s Class A Common Stock reported on the NASDAQ Capital Market on September 29, 2021, in accordance with Rule 457(c) under the Securities Act..
(4)	These shares to be registered are reserved for future grants under the Omnibus Plan. Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act, the proposed maximum offering price, per share and in the aggregate, and the related portion of the aggregate registration fee in respect of the shares available for such future awards were determined upon the basis of the average of the high price of $6.99 and the low price of $6.56 of the Registrant’s Class A Common Stock reported on the NASDAQ Capital Market on September 29, 2021, in accordance with Rule 457(c) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM	1. PLAN INFORMATION*

ITEM	2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants in the Omnibus Plan covered by this Registration Statement, as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM	3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) by BioVie Inc. (the “Registrant”) are incorporated herein by reference.

(1) The Registrant’s Annual Report on Form 10-K filed with the Commission on August 30, 2021 (File No. 001-39015 );

(2) The Registrant’s Current Report on Form 8-K filed with the Commission on August 11, 2021; and

(3) The description of the Registrant’s Class A Common Stock contained in the Registrant’s registration statement on Form 8-A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) filed on August 25, 2020, as modified by any amendment or report filed for the purpose of updating such description (Exchange Act File No. 001-39015).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM	4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM	5. INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM	6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of the NRS permits a Nevada corporation to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, except an action by or on behalf of the corporation, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.751 of the NRS also requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS also permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The articles of incorporation, the bylaws or an agreement made by the corporation may require the corporation to pay such expenses upon receipt of such an undertaking. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws or other agreement.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation and bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

·	We shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability and loss reasonably incurred or suffered by them in connection with their service as an officer or director;

·	We are required to advance expenses to our directors and officers upon receipt of an undertaking to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified; and

·	We may purchase and maintain insurance, or make other financial arrangements, on behalf of any person who holds or who has held a position as a director, officer, or representative against liability, cost, payment, or expense incurred by such person.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

ITEM	7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM	8. EXHIBITS

Exhibit
Number	Description of Document
4.1	Specimen Certificate representing shares of Class A Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s registration statement on Form S-1 filed on April 26, 2019).
5.1	Opinion of Sherman & Howard L.L.C.
23.1	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Sherman & Howard L.L.C. (included in Exhibit 5.1)
99.1	BioVie Inc. 2019 Omnibus Equity Incentive Plan (incorporated by reference to Appendix D to the Company‘s Definitive Information Statement on Schedule 14C filed on May 8, 2019).

ITEM	9. UNDERTAKINGS
(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Monica, California on October 4, 2021.

BIOVIE INC.

By:	/s/ Cuong Do
	Name:	Cuong Do
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Cuong Do and Joanne Wendy Kim, and each of them acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on October 4, 2021.

Signature	Title
/s/ Cuong Do
Cuong Do	Chief Executive Officer (principal executive officer)
/s/ Joanne Wendy Kim
Joanne Wendy Kim	Chief Financial Officer (principal financial and accounting officer)
/s/ Terren S. Peizer
Terren S. Peizer	Chairman & Director
/s/ Jim Lang
Jim Lang	Director
/s/ Michael Sherman
Michael Sherman	Director
/s/ Richard J. Berman
Richard J. Berman	Director
/s/ Steve Gorlin
Steve Gorlin	Director
/s/ Bob Hariri
Bob Hariri	Director
/s/ Sigmund Rogich
Sigmund Rogich	Director